Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Reports Results for the Third Quarter of 2021

LOS ANGELES, CA – (BUSINESS WIRE) – November 12, 2021 – Broadway Financial Corporation (“Broadway”, “we” or the “Company”) (NASDAQ Capital Market: BYFC), reported consolidated net income of  $182 thousand, or $0.00 per diluted share, for the third quarter of 2021, compared to consolidated net income of $701 thousand, or $0.01 per diluted share for the second quarter of 2021 and a consolidated net loss of $244 thousand, or $(0.01) per share, for the third quarter of 2020.

Results for the third and second quarters of 2021 include the consolidated operations of CFBanc Corporation, which was merged into Broadway on April 1, 2021 (the “Merger”).

Net income for the third quarter of 2021 increased by $426 thousand compared to the third quarter of 2020 primarily due to an increase of $2.2 million in net interest income after loan loss provision and an increase of $496 thousand in grant and fee income, which were partially offset by additional operating expenses of $1.7 million from combining operations of the two banks after the Merger and building systems and hiring additional personnel.  Also, during the third quarter of 2021 the Company incurred $383 thousand of data processing costs to migrate the Company’s information systems to a common platform and amortized $131 thousand of the core deposit intangible asset that was recorded in connection with the Merger.  Net income for the third quarter of 2021 was $519 thousand lower than the net income for the second quarter of 2021 due to a special grant award of $1.8 million recognized in the second quarter. As previously reported, the income from that award was partially offset by the effects of a change in the estimate of income tax expense for the year, the establishment of a valuation allowance of $370 thousand on the deferred tax asset due to a limitation on the use of net operating loss carryforwards, and Merger-related expenses of $207 thousand, all of which were recorded during the second quarter of 2021.

For the nine months ended September 30, 2021, the Company reported a net loss of $2.6 million, or $(0.05) per share, compared to a net loss of $61 thousand or $0.00 per share for the comparable period in 2020.  The net loss during the first nine months of 2021 was primarily due to Merger-related costs of $5.6 million ($4.2 million net of tax).  In addition, during the first nine months of 2021 the Company incurred one-time costs of $383 thousand associated with the data processing conversion and amortized $262 thousand of the core deposit intangible asset that was recognized in the Merger.  The net loss during the first nine months of 2020 was due to Merger-related expenses of $710 thousand, as well as $210 thousand in higher professional services expenses due to actions by a former stockholder.

Other Third Quarter Highlights:

•
Total assets grew $22.6 million to almost $1.1 billion during the third quarter, representing an increase of $82.8 million since the Merger and $580 million since December 31, 2020 due to assets of $501.2 million acquired in the Merger on April 1, 2021.

•
Total loans receivable, net of allowances, increased $27.5 million to $642 million during the third quarter, representing an increase of $53.8 million since the Merger and $282 million, or 78.3%, since December 31, 2020.  The Company acquired $226 million of loans in the Merger.

•	Gross loan originations during the third quarter were $84.2 million, including $56.3 million of loans secured by multi-family residential properties.

•	Deposits increased $44.6 million during the third quarter to $750 million as of September 30, 2021, reflecting growth of $84 million, or 13%, since the Merger.
•
The Company retired the remaining outstanding balance of its junior subordinated debentures of $2.8 million during the third quarter of 2021, which were the most expensive source of funds for Broadway at a cost of 2.66% on the date of payoff.

Chief Executive Officer, Brian Argrett, commented, “During the third quarter we continued the integration of our two organizations that merged in April and made additional investments in systems that we expect will improve the efficiencies of the Company moving forward.  In addition, we continued to grow our loan portfolio with mission oriented multi-family residential and commercial real estate loans and expanded our deposit base.  Also, we are exploring new opportunities, such as the Emergency Capital Investment Program offered by the United States Department of the Treasury (“U.S. Treasury”), in an effort to continue to enhance the scale of our operations and improve the economics of our business.”

“As we continue to grow, we are remaining vigilant in focusing on maintaining the quality of our assets, while fulfilling our commitment to the low-to-moderate income communities that we serve.  I am pleased to report that our non-accrual loans decreased to $709 thousand at the end of September, and that our cost of funds decreased by 7 basis points during the quarter and 66 basis points since the third quarter of 2020.”

“Finally, I wish to thank all of our dedicated employees who are working tirelessly to complete the Merger integration and data processing conversion and are energetically focused on pursuing opportunities to improve the combined organization for the benefit of our stockholders and the low-to- moderate income communities that we serve.”

Net Interest Income

Third Quarter of 2021 Compared to Third Quarter of 2020

Net interest income for the third quarter of 2021 totaled $6.0 million, representing an increase of $2.6 million over net interest income of $3.4 million for the third quarter of 2020. The increase resulted from higher interest income, primarily due to growth of $508.1 million in average interest-earning assets during the third quarter of 2021 compared to the third quarter of 2020 due to the acquisition of loans, securities and cash equivalents in the Merger on April 1, 2021, as well as additional growth in the average interest-earning assets  since the Merger.

Interest income and fees on loans receivable increased by $1.9 million to $6.3 million for the third quarter of 2021, from $4.4 million for the third quarter of 2020 due to an increase of $189.5 million in the average balance of loans receivable, which increased interest income by $1.9 million, and an 8 basis point decrease in the average yield on loans, which decreased interest income by $90 thousand.

Interest income on securities increased by $398 thousand for the third quarter of 2021, compared to the third quarter of 2020.  The increase in interest income on securities primarily resulted from growth of $146.9 million in the average balance of securities, which resulted from securities acquired in the Merger of $150 million, net of purchases of  $10.1 million and payoffs and amortization of $12.7 million since the Merger.  The higher average balance of securities increased interest income by $441 thousand.  This increase was partially offset by the effects of  a decrease of 114 basis points in the average interest rate earned on securities, which decreased interest income by $43 thousand.

Other interest income increased by $79 thousand during the third quarter of 2021 compared to the third quarter of 2020 primarily due to interest income on interest-earning cash in other banks, which increased by $69 thousand for the third quarter of 2021 compared to the third quarter of 2020 primarily due to higher average balances of $172.0, which increased interest income by $85 thousand.  This increase was partially offset by the effects of lower rates earned on interest-earning deposits in other banks of 11 basis points, which lowered interest income by $16 thousand. Also, interest income on Federal Reserve Bank (“FRB”) stock and Federal Home Loan Bank (“FHLB”) stock increased by $10 thousand during the third quarter of 2021 compared to the third quarter of 2020.

Interest expense for the third quarter of 2021 decreased by $279 thousand compared to the third quarter of 2020 due to a decrease of 66 basis points in the cost of funds.  The lower rates paid offset the impact of an increase of $405.9 million in average interest-bearing liabilities, due to the assumption of $307.6 million of interest-bearing deposits, $73.9 million of borrowings, and $3.2 million of FHLB advances in the Merger.  In addition, $46.1 million of non-interest-bearing deposits were assumed in the Merger.

Interest expense on deposits decreased by $185 thousand for the third quarter of 2021, compared to the third quarter of 2020.  The decrease was primarily attributable to a decrease of 54 basis points in the average rate paid on deposits, which caused interest expense on deposits to decrease by $605 thousand.  This decrease was partially offset by the effects of an increase of $365.6 million in the average balance of deposits, primarily because of the Merger, which increased interest expense by $420 thousand.

Interest expense on borrowings decreased by $94 thousand for the third quarter of 2021, compared to the third quarter of 2020.  The decrease was attributable to a decrease of 71 basis points in the average borrowing rate, which decreased interest expense by $251 thousand, offset by an increase in average borrowings of $40.3 million during the period, which increased interest expense by $157 thousand.  The increase in borrowings was due to an increase of $51.7 million in the average balance of short term borrowings (securities sold under agreements to repurchase assumed in the Merger), offset by a decrease of $24.5 million in average borrowings from the FHLB and a decrease of $860 thousand in the average balance of the Company’s junior subordinated debentures during the third quarter of 2021 compared to the third quarter of 2020.

The net interest margin decreased to 2.43% for the third quarter of 2021 from 2.82% for the third quarter of 2020  primarily due to lower rates earned on higher balances of interest-earning cash deposits in other banks, which grew to an average balance of $214.4 million during the third quarter of 2021 compared to an average balance of $42.4 million during the third quarter of 2020.  During the third quarter of 2021, the average interest rate earned on cash deposits decreased to 0.19% from an average rate of 0.30% earned during the third quarter of 2020.

First Nine Months of 2021 Compared to the First Nine Months of 2020

For the first nine months of 2021, net interest income before provisions increased by $5.4 million to $14.7 million compared to $9.3 million for the first nine months of 2020.  The increase in net interest income primarily resulted from additional net interest income earned on assets acquired in the Merger and a decrease in the cost of funds.

Interest income and fees on loans receivable increased by $3.0 million during the first nine months of 2021, compared to the first nine months of 2020, due to an increase of $108.5 million in the average balance of loans receivable, primarily resulting from the Merger, which increased interest income by $3.3 million. This decrease was partially offset by an  8 basis points in the average loan yield, which decreased interest income by $254 thousand.

Interest income on securities increased by $759 thousand for the first nine months of 2021, compared to the first nine months of 2020.  The increase in interest income on securities primarily resulted from an increase of $110.4 million in the average balance of securities because of the Merger, which increased interest income by $930 thousand.  This increase was partially offset by the effects of a decrease of 140 basis points in the average interest yield earned on investment securities, which decreased interest income by $171 thousand.

Other interest income increased by $42 thousand during the first nine months of 2021, compared to the first nine months of 2020 due to higher average cash balances in other banks, which increased by  $161.9 million during the first nine months of 2021 compared to the first nine months of 2020.  The Company also recorded $42 thousand in higher interest income on regulatory stock during the first nine months of 2021, primarily due to interest earned on FRB and FHLB stock acquired in the Merger, along with the existing holdings of FHLB stock.

During the first nine months of 2021, interest expense on deposits decreased by $1.3 million, compared to the first nine months of 2020, due to a decrease of 81 basis points in the average cost of deposits, which decreased interest expense by $2.7 million.  This decrease was partially offset by an increase of $261.4 million in the average balance of deposits, primarily due to deposits assumed in the Merger, which increased interest expense by $1.3 million.

During the first nine months of 2021, interest expense on borrowings decreased by $147 thousand compared to the first nine months of 2020 due to a decrease of 60 basis points in the average cost of borrowings, which decreased interest expense by $612 thousand.  This decrease was offset by an increase of $37.1 million in average outstanding borrowings, which increased interest expense by $465 thousand.  The increase in average borrowings was due primarily due to short-term borrowings assumed in the Merger.

The net interest margin decreased by 31 basis points to 2.26% for the first nine months of 2021 from 2.57% for the same period in 2020, primarily due to lower rates earned on higher balances of interest-earning cash deposits in other banks and lower rates earned on securities.

Loan Loss Provision

As a smaller reporting company as defined by the SEC, Broadway is not required to adopt the current expected credit losses (“CECL”), accounting standard until 2023; consequently, the Bank’s allowance for loan and lease losses (“ALLL”) recorded by the Company’s bank, City First Bank, National Association (the “Bank”), is based on evidence available at the date of preparation of its financial statements (incurred loss method), rather than projections of future economic conditions over the life of the loans.  In determining the adequacy of the ALLL within the context of the current uncertainties posed by the COVID-19 Pandemic, management has considered the historical and current performance of the Bank’s portfolio, as well as various measures of the quality and safety of the portfolio, such as debt service coverage and loan-to-value ratios.  The Bank recorded a loan loss provision of $365 thousand during the third quarter and $446 thousand during the first nine months of 2021 due to growth in the loan portfolio.  No loan charge-offs or recoveries were recorded during the first nine months of 2021.

The ALLL was $3.7 million, or 0.57% of gross loans held for investment, at September 30, 2021, compared to $3.2 million, or 0.88% of gross loans held for investment, at December 31, 2020.  The ALLL as a percentage of gross loans decreased because acquired loans are recorded at fair value without any ALLL at the acquisition date.  The ALLL as a percentage of non-performing loans was 516.4% at September 30, 2021 compared to 408.5% at December 31, 2020.  The Bank’s total non-performing assets were $709 thousand at September 30, 2021 compared to $787 thousand at December 31, 2020.  The Bank did not have any real estate owned from foreclosures (“REO”) at September 30, 2021 or December 31, 2020.

Non-interest Income

Non-interest income for the third quarter of 2021 totaled $609 thousand, compared to $206 thousand for the third quarter of 2020.  Non-interest income increased due to the recognition of $217 thousand in  grant income from the U.S. Department of the Treasury’s Community Development Financial Institution (“CDFI”) Fund during the third quarter.  No grant income was recorded during the third quarter of 2020.  Other income during the third quarter of 2021 also included $154 thousand in management fees related to New Market Tax Credit (“NMTC”) projects managed by the Bank.  These increases in non-interest income were partially offset by the absence of any gain on sale of loans during the third quarter of 2021 compared to a gain of $76 thousand recorded during the third quarter of 2020.

For the first nine months of 2021, non-interest income totaled $2.9 million, compared to $645 thousand for the same period in the prior year.  The increase of $2.3 million in non-interest income was primarily due to grant income of  $1.8 million from the CDFI Fund recognized in the second quarter of 2021, grant income of $217 thousand recognized in the third quarter of 2021, and management fees of $307 thousand related to the NMTC projects managed by the Bank.  These increases were partially offset by the absence of any gain on sale of loans in the first nine months of 2021, as compared to a gain on sale of loans of $199 thousand during the first nine months of 2020.

Non-interest Expense

Non-interest expense for the third quarter of 2021 totaled approximately $6.0 million, compared to $3.7 million for the third quarter of 2020.  The increase of approximately $2.2 million in non-interest expense during the third quarter of 2021 compared to the same quarter of 2020 was primarily due to the inclusion of the non-interest expenses of the acquired operations of the Bank.  In addition, non-interest expense for the third quarter of 2021 included $383 thousand in one-time costs associated with the data processing conversion, $131 thousand in amortization of the core deposit intangible that was recorded in connection with the Merger, and $232 thousand in expenses related to the addition of three new experienced members of the senior management team in prior quarters.

For the first nine months of 2021, non-interest expense totaled $20.0 million, compared to $10.3 million for the first nine months of 2020.  The increase of $9.7 million in non-interest expense during the first nine months of 2021 was primarily due to Merger-related expenses of $5.6 million. In addition, non-interest expenses increased during the first nine months of 2021 because of data processing conversion expenses of $383 thousand, amortization expense of $262 thousand related to the core deposit intangible asset that was recorded in connection with the Merger, and expenses of $384 thousand related to the addition of three new experienced members of the senior management team, as well as the inclusion of the non-interest expenses of the acquired operations of the Bank.

Income Tax Expense or Benefit

Income tax expense or benefit is computed by applying the statutory federal income tax rate of 21%.  State taxes are recorded at the State of California tax rate and apportioned based on an allocation schedule to reflect that a portion of the Bank’s operations are conducted in the Washington, D.C. area.  The Company recorded  income tax expense of $51 thousand during the third quarter, representing an effective rate of 19.8%, and an income tax benefit of $297 thousand during the first nine months of 2021, representing an effective tax rate of 10.4%.  Income tax expense for the first nine months of 2021 includes a valuation allowance of $370 thousand on the Company’s deferred tax assets to record the write down of the tax benefits from net operating losses for the State of California, net of the federal tax benefit.  This change in the valuation allowance was required because the shares of common stock issued in the private placements that closed a few days after the Merger triggered a limitation on the use of net operating loss carryforwards.

Balance Sheet Summary

Total assets increased by $580.2 million to $1.064 billion at September 30, 2021 from $483.4 million at December 31, 2020.  The increase in total assets was primarily due to the Merger, which increased total assets by $501.2 million, as well as $82.8 million in asset growth since the Merger.

Loans receivable increased by $282.1 million during the first nine months of 2021 primarily due to loans of $225.9 million acquired in the Merger.  Since the Merger, the Bank has originated $103.1 million of multi-family loans, $23.4 million of commercial real estate loans, $26.5 million in PPP loans, $16.1 million in construction loans and $4.2 million of other loans.  Loan repayments since the Merger have totaled $120.8 million.

Investments increased by $146.9 million during the first nine months of 2021 due to the acquisition of $150.0 million of securities in the Merger.  In addition, since the Merger the Company has made investment purchases of $10.1 million and recorded increases in the market value of securities of $224 thousand, which increases were offset by net amortization and paydowns of mortgage-backed securities of $12.7 million and amortization of premiums and discounts of $705 thousand.

Deposits increased to $749.6 million at September 30, 2021 from $315.6 million at December 31, 2020, due to deposits of $353.7 million assumed in the Merger and additional growth in deposits of $83.6 million since the Merger, primarily in money market and demand deposit accounts.

Securities sold under agreements to repurchase (short-term borrowings) of $59.9 million were assumed in the Merger and decreased to $52.9 million as of September 30, 2021.  These borrowings have a weighted average cost of 0.10%.

FHLB advances decreased to $91.1 million at September 30, 2021 from $110.5 million at December 31, 2020 due to the payoff of $22.6 million in advances at maturity during the first nine months of 2021, which payoffs were partially offset by $3.2 million in advances assumed in the Merger (net of payments).  The weighted average rate on FHLB advances was 1.91% at September 30, 2021 compared to 1.94% at December 31, 2020.

Stockholders' equity was $143.3 million, or 13.48% of the Company’s total assets, at September 30, 2021, compared to $48.9 million, or 10.11% of the Company’s total assets, at December 31, 2020.  The Company issued $63.3 million in common stock at a price per share of $2.49 and $3.0 million in preferred stock in connection with the Merger.  In addition, the Company raised $30.9 million in net proceeds (after costs of $2.0 million) from the sale of 18,474,000 shares of common stock in private placements at a price of $1.78 per share immediately following the Merger on April 6, 2021.

The Company’s book value per share was $1.96 at September 30, 2021, and its tangible book value per share was $1.55 at September 30, 2021.  Tangible book value per share is a non-GAAP measurement that excludes goodwill and the net unamortized core deposit intangible asset, which were both originally recorded in connection with the Merger.  The Company uses this non-GAAP financial measure to provide meaningful supplemental information regarding the Company’s operational performance. A reconciliation between book value and tangible book value per share is shown as follows:

	Common Equity Capital	Shares Outstanding	Per Share Amount
	(dollars in thousands)
As of September 30, 2021:

Common Book Value	$140,323	71,768,419	$1.96

Less:
Goodwill	25,996
Net Unamortized Core Deposit Intangible	3,067
Tangible Common Book Value	$111,260	71,768,419	$1.55

A capital contribution of $20 million was made to the Bank from the Company during the second quarter of 2021.  The Bank’s Leverage  Ratio (Tier 1 Capital to adjusted total assets) decreased to 9.41% as of September 30, 2021 from 9.54% as of December 31, 2020 primarily due to growth in average assets (for regulatory purposes) of $553.8 million during the first nine months of 2021.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned banking subsidiary, City First Bank, National Association, which is a leading community-oriented bank in Southern California and in the Washington, D.C. market serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits, and retirement accounts.

Stockholders, analysts, and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036.

Contacts

Investor Relations
Brenda J. Battey, Chief Financial Officer, (323) 556-3264
Investor.relations@cityfirstbroadway.com

Media Relations
Gloria Nauden, VP Marketing & Communications, (202) 528-9005
gnauden@cityfirstbank.com

Cautionary Statement Regarding Forward-Looking Information

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward-looking statements often include words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,”  “believes,” “predicts,” “potential,” “continue,” and similar expressions, but the absence of such words or expressions does not mean a statement is not forward-looking.  These forward-looking statements are based upon our management’s current expectations and involve known and unknown risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors.  Such risk factors include, among others: uncertainty as to the duration, scope and impacts of the COVID-19 pandemic; political and economic uncertainty, including the possibility of declines in global economic conditions or the stability of credit and financial markets; changes in the monetary and fiscal policies of the U.S. Government, including policies of the United States Department of the Treasury and the Federal Reserve Board; changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action, and other changes pertaining to banking, securities, taxation, financial accounting and reporting, and environmental protection and our ability to comply with such changes in a timely manner; possible effects of changes in real estate markets and interest rates, which may affect our net income and future cash flows, or the market value of our assets, including investment securities; risks related to disruption of management time due to integration activities related to the Merger; the risk of possible adverse rulings, judgments, settlements and other outcomes of litigation; the risk that the Merger could have an adverse effect on our ability to retain customers, retain and hire key personnel and on our operating results and business generally; the risk that problems may arise in successfully integrating the businesses of the pre-Merger companies, which may result in the combined company not operating as effectively and efficiently as expected, or that the we may not be able to successfully integrate the businesses of the pre-Merger companies; the risk that we may be unable to achieve synergies or other anticipated benefits of the Merger or that it may take longer than expected to achieve those synergies or benefits; the risk that operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which  we are highly dependent, and other important factors that could cause actual results to differ materially from those projected.  All such factors are difficult to predict and are beyond our control.  Additional factors that could cause results to differ materially from those described above can be found in our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K or other filings made with the SEC and are available on our website at http://www.cityfirstbank.com/node/430   and on the SEC’s website at http://www.sec.gov.

Forward-looking statements in this press release speak only as of the date they are made, and we undertake no obligation, and do not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except to the extent required by law.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Selected Financial Data and Ratios (Unaudited)
(Dollars in thousands, except per share data)

	September 30, 2021	December 31, 2020
Selected Financial Condition Data and Ratios:
Cash and cash equivalents	$208,687	$96,109
Securities available-for-sale, at fair value	157,628	10,698
Loans receivable held for investment	645,859	363,344
Allowance for loan losses	(3,661)	(3,215)
Loans receivable held for investment, net of allowance	642,198	360,129
Total assets	1,063,561	483,378
Deposits	749,645	315,630
FHLB advances	90,987	110,500
Junior subordinated debentures	-	3,315
Securities sold under agreements to repurchase	52,959	-
Notes payable	14,000	-
Stockholders' equity of Broadway Financial Corporation	143,323	48,885

Tangible book value per share	$1.55	$1.74
Equity to total assets	13.48%	10.11%

Asset Quality Ratios:
Non-accrual loans to total loans	0.11%	0.22%
Non-performing assets to total assets	0.07%	0.16%
Allowance for loan losses to total gross loans	0.57%	0.88%
Allowance for loan losses to non-performing loans	516.36%	408.51%

Non-Performing Assets:
Non-accrual loans	$709	$787
Loans delinquent 90 days or more and still accruing	-	-
Real estate acquired through foreclosure	-	-
Total non-performing assets	$709	$787

Delinquent loans (greater than 30 days)	$249	$-

	Three Months Ended September 30,				Nine Months Ended September 30,
Selected Operating Data and Ratios:	2021		2020		2021		2020
Interest income	$6,909		$4,574		$17,570		$13,713
Interest expense	918		1,197		2,913		4,407
Net interest income	5,991		3,377		14,657		9,306
Loan loss provision	365		-		446		29
Net interest income after loan loss provision	5,626		3,377		14,211		9,277
Non-interest income	609		206		2,924		645
Non-interest expense	(5,978)		(3,732)		(19,979)		(10,283)
Income (loss) before income taxes	257		(149)		(2,844)		(361)
Income tax expense (benefit)	51		95		(297)		(300)
Net income (loss)	206		(244)		(2,547)		(61)
Less: Net income attributable to non-controlling interest	(24)		-		(57)		-
Net Income Attributable to Broadway Financial Corporation	$182		$(244)		$(2,604)		$(61)

Earnings per common share-diluted	$-		$(0.01)		$(0.05)		$-

Loan originations (1)	$84,234		$12,645		$197,309		$128,185

Net recoveries to average loans	(0.00)%	(2)	(0.00)%	(2)	(0.00)%	(2)	(0.00)%	(2)
Return on average assets	0.07%	(2)	-0.20%	(2)	-0.39%	(2)	-0.02%	(2)
Return on average equity	0.51%	(2)	-1.96%	(2)	-3.10%	(2)	-0.17%	(2)
Net interest margin	2.43%	(2)	2.82%	(2)	2.26%	(2)	2.57%	(2)

(1)	Does not include net deferred origination costs.
(2)	Annualized